EXHIBIT 77 to Neuberger Berman California
 Intermediate Municipal Fund Inc.
NSAR 10/31/08

File Number: 81121167
CIK Number: 0001178840

SubItem 77Q1

The following amendments to the Amended
and Restated ByLaws of Neuberger Berman
California Intermediate Municipal Fund Inc.
(the Fund) were adopted on November 11,
2008:

Section 9 of Article II regarding nominations for the election of directors was amended to provide that certain additional
 items must be included in a notice by a
stockholder of the stockholders intent to nominate candidates for election to the Board of Directors. The amendment provides, among other requirements, that each such notice must include the name, age, business address and residence address of the person or persons to be nominated, and whether the stockholder who intends to make the nomination believes such nominee is, or is not, an interested person of the Fund, as defined in the 1940 Act. The stockholder must provide information regarding the nominee that is sufficient, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Fund, to make such determination. The stockholder must also provide all
information concerning such nominees that would
 be required to be disclosed in a
proxy statement pursuant to Regulation 14A under
 the Securities Exchange Act of
1934 in connection with a contested election, whether or not a contested election is involved.
Section 10 of Article II regarding submissions of proposals by stockholders was amended to provide that certain additional items must be included in a notice of a proposal by a stockholder. The amendment provides, among other requirements, that each such notice should include the reasons for proposing such business at the meeting and any material interest in such business of such stockholder, including any anticipated benefit to the stockholder or to any person acting in concert with the stockholder.
Sections 9 and 10 were also amended to
require the stockholder providing notice to disclose in the notice whether the stockholder
 (or any person acting in concert
with the stockholder) intends to deliver a proxy
 statement or other form of proxy
solicitation and, to the extent known by such stockholder, the name and address of other stockholders supporting the proposal of other business. In addition, the stockholder providing notice must disclose, among other information, the extent
to which the stockholder (or any person acting in concert with the stockholder) has entered into any hedging, short positions, borrowing or lending of shares, or
other transactions with the intent or effect of mitigating loss or managing risk with respect to the stockholders investment in the Fund.
A stockholder is permitted to make only those nominations and proposals for which he or she is entitled to vote.
The foregoing is only a summary, and is qualified
 in its entirety by the full text of the
bylaws, as amended.